Exhibit 99.1

LKQ CORPORATION ANNOUNCES RESULTS FOR FOURTH QUARTER AND FULL YEAR 2025

Annual operating cash flow3 of $1.1 billion; free cash flow1,3 of $847 million

Returned $116 million of Capital to Shareholders; $40 million of Share Repurchases and $76 million in Cash Dividends in the Fourth Quarter

Board of Directors Initiated a Comprehensive Review of Strategic Alternatives to Enhance Shareholder Value

2026 Outlook Provided

Antioch, TENN (February 19, 2026) -- LKQ Corporation (Nasdaq: LKQ) today reported fourth quarter and full year 2025 financial results and 2026 financial outlook.

“Throughout 2025, our team relentlessly focused on what we could control, resulting in significant free cash flow generation despite sector headwinds across our global enterprise. Our North America business gained market share in a soft demand environment through pricing discipline, continued expansion of our MSO relationships, and the ongoing expansion of our Canadian hard parts business. Despite the headwinds in Europe, we further integrated and simplified our operations to support sustained margin improvement and capitalize on adjacent market opportunities. The European leadership team has taken a stronger position on productivity to ensure the appropriate cost structure is delivered in 2026,” noted Justin Jude, President and Chief Executive Officer. “Specialty performed well in the quarter posting organic revenue growth of 7.8% as their end markets continue to improve.”

Fourth Quarter and Full Year 2025 Financial Results

Revenue for the fourth quarter of 2025 was $3.3 billion, an increase of 2.7% compared to $3.2 billion for the fourth quarter of 2024. Total parts and services revenue increased 2.2%, which included a 3.7% increase from foreign exchange rates year over year, a 1.7% decrease in parts and services organic revenue and the net impact of acquisitions and divestitures, which increased revenue by 0.2%.

Net income2 for the fourth quarter of 2025 was $75 million compared to $151 million for the same period of 2024. Diluted earnings per share2 was $0.29 compared to $0.58 for the same period of 2024, a decrease of 50.0%.

On an adjusted basis, net income1,2 in the fourth quarter of 2025 was $150 million compared to $202 million for the same period of 2024, which benefited from a non-recurring favorable legal settlement of $35 million (pre-tax). Adjusted diluted earnings per share1,2 was $0.59 compared to $0.78 for the same period of 2024, a decrease of 24.4%.

Revenue for the full year of 2025 was $13.7 billion, a decrease of 1.3% compared to $13.8 billion for the full year of 2024. Total parts and services revenue decreased 1.5%, which included a 2.7% decrease in parts and services organic revenue (2.3% decrease on a per day basis), a 1.7% increase from foreign exchange rates year over year, and the net impact of acquisitions and divestitures, which decreased revenue by 0.5%.

Net income2 for the full year of 2025 was $596 million compared to $666 million for the same period of 2024. Diluted earnings per share2 was $2.31 compared to $2.53 for the same period of 2024, a decrease of 8.7%.

(1) Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.
(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.
(3) Cash flow from operations and free cash flow include both continuing and discontinued operations.

On an adjusted basis, net income1,2 for the full year of 2025 was $777 million compared to $894 million for the same period of 2024. Adjusted diluted earnings per share1,2 was $3.01 compared to $3.39 for the same period of 2024, a decrease of 11.2%.

Strategic Initiatives

On January 26, 2026, the Company announced that the Board of Directors initiated a comprehensive review of strategic alternatives to enhance shareholder value. The review has no deadline or definitive timetable and there can be no assurance the review will result in any transaction or other strategic outcome. The Company will provide updates on the process if appropriate or required by law. In addition, the Company continues to execute on the following key initiatives:

•Simplify Business Portfolio and Operations: Streamlining operations by focusing on our non-discretionary businesses, divesting non-core assets, and enhancing efficiencies.
◦Announced completion of the sale of our former Self Service segment in October and announced the process to explore a potential sale of our Specialty segment in December.

•Expand Lean Operating Model Globally: Continuing global rollout of lean operating model to improve productivity, execution, and decision-making.
◦Achieved meaningful progress with our SKU rationalization program in 2025, with over 85% of targeted SKUs reviewed, up from 50% in 2024.

•Invest and Grow Organically: Investing in our core businesses to achieve above market growth and drive market share gains.
◦Gained share in North America despite economic backdrop, grew our Bumper to Bumper hard parts business and expanded our calibration services platform.

•Pursue Disciplined Capital Allocation Strategy: Remaining focused on maximizing shareholder value with a disciplined capital allocation strategy and further strengthening our balance sheet to maintain our competitive market position and resilient business model through all market cycles.
◦Returned $469 million of capital through share buybacks and dividends and launched strategic review process to enhance shareholder value.

Further supporting our strategic initiatives, we recently approved a restructuring plan intended to better position our cost structure to more efficiently serve our strategic markets and enhance the Company’s long-term performance. The plan is expected to result in restructuring charges of approximately $60 to $70 million and generate more than $50 million in annualized cost savings, with more than half of these savings anticipated to be realized in 2026.

Cash Flow and Balance Sheet

Cash flow from operations3 and free cash flow1,3 were $1.1 billion and $0.8 billion, respectively, for the full year of 2025. As of December 31, 2025, the balance sheet reflected total debt of $3.7 billion and total leverage, as defined in our credit facility, was 2.4x EBITDA.

(1) Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.
(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.
(3) Cash flow from operations and free cash flow include both continuing and discontinued operations.

Returning Capital to Shareholders

During the fourth quarter of 2025, the Company invested approximately $40 million to repurchase 1.3 million shares of its common stock and distributed $76 million in cash dividends. For the year ended December 31, 2025, the Company returned approximately $469 million to its shareholders by investing approximately $159 million to repurchase 4.5 million shares of its common stock and distributing $310 million in cash dividends. Since initiating the stock repurchase program in late October 2018, the Company has repurchased approximately 69.0 million shares for a total of $2.9 billion through December 31, 2025. An aggregate balance of $1.6 billion remains for potential additional repurchases through October 25, 2026. On February 17, 2026, the Board of Directors declared a quarterly cash dividend of $0.30 per share of common stock, payable on March 26, 2026, to stockholders of record at the close of business on March 12, 2026.

2026 Outlook

“Operational excellence remains our core focus as our teams continue to drive simplification and productivity in an uncertain demand environment. Our 2026 guidance reflects current market conditions and assumes gradual improvement as the year progresses. The strength of our operating model and culture continues to support solid free cash flow generation, and together with our strong balance sheet, positions the Company to execute on its long-term strategy and further strengthen its financial profile,” stated Rick Galloway, Senior Vice President and Chief Financial Officer.

For 2026, management is anticipating the following outlook as set forth below. This outlook is based on what the Company can reasonably predict at this time given the current demand environment.

2026 Full Year Outlook
Organic revenue growth for parts and services	(0.5%) to 1.5%
Diluted EPS[2]	$2.35 to $2.65
Adjusted diluted EPS[1,2]	$2.90 to $3.20
Operating cash flow[3]	$900 to $1,100 million
Free cash flow[1,3]	$700 to $850 million

Our outlook for the full year 2026 is based on current conditions, recent trends and our expectations. Outlook includes estimated impacts from the U.S. and retaliatory tariffs in effect as of February 1, 2026 and assumes a global effective tax rate of 26.8% and foreign currency exchange rates near recent average levels, including $1.17, $1.35 and $0.72 for the euro, pound sterling and Canadian dollar, respectively, for the year. Changes in these conditions may impact our ability to achieve the estimates. Adjusted figures exclude (to the extent applicable) the impact of restructuring and transaction related expenses; amortization expense related to acquired intangibles; excess tax benefits and deficiencies from stock-based payments; losses on debt extinguishment; impairment charges; and gains and losses related to acquisitions or divestitures (including changes in the fair value of contingent consideration liabilities).

Non-GAAP Financial Measures

This release contains (and management’s presentation on the related investor conference call will refer to) non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with this release are reconciliations of each non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP.

(1) Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.
(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.
(3) Cash flow from operations and free cash flow include both continuing and discontinued operations.

Conference Call Details

LKQ will host a conference call and webcast on February 19, 2026 at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) with members of senior management to discuss the Company's results. To access the conference call, please dial (833) 470-1428. International access to the call may be obtained by dialing (404) 975-4839. The conference call will require you to enter conference ID: 764645.

Webcast and Presentation Details

The audio webcast and accompanying slide presentation can be accessed at (www.lkqcorp.com) in the Investor Relations section.

A replay of the conference call will be available by telephone at (866) 813-9403 or (929) 458-6194 for international calls. The telephone replay will require you to enter conference ID: 542737. An online replay of the audio webcast will be available on the Company's website. Both formats of replay will be available through February 26, 2026. Please allow approximately two hours after the live presentation before attempting to access the replay.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Forward Looking Statements
Statements and information in this press release and on the related conference call, including our outlook for 2026, as well as remarks by the Chief Executive Officer and other members of management, that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.
Forward-looking statements include, but are not limited to, statements regarding our outlook, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include the factors set forth below, and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024, our subsequent Quarterly Reports on Form 10-Q, and in our Annual Report on Form 10-K to be filed for the year ended December 31, 2025. These reports are available at the Investor Relations section on our website (www.lkqcorp.com) and on the SEC's website (www.sec.gov).
These factors include the following (not necessarily in order of importance):
•our operating results and financial condition have been and could continue to be adversely affected by the economic, political and social conditions in North America, Europe, Taiwan and other countries, as well as the economic health of vehicle owners and numbers and types of vehicles sold;
•we face competition from local, national, international, and internet-based vehicle products providers, and this competition could negatively affect our business;

•we rely upon insurance companies and our customers to promote the usage of alternative parts;
•intellectual property claims relating to aftermarket products could adversely affect our business;
•if the number of vehicles involved in accidents or being repaired declines, or the mix of the types of vehicles in the overall vehicle population changes, our business could suffer;
•fluctuations in the prices of commodities could adversely affect our financial results;
•an adverse change in our relationships with our suppliers, disruption to our supply of inventory, or the misconduct, performance failures or negligence of our third party vendors or service providers could increase our expenses, impede our ability to serve our customers, or expose us to liability;
•future public health emergencies could have a material adverse impact on our business, results of operation, financial condition and liquidity, the nature and extent of which is highly uncertain;
•if we determine that our goodwill or other intangible assets have become impaired, we may incur significant charges to our pretax income;
•we could be subject to product liability claims and involved in product recalls;
•we may not be able to successfully acquire businesses or integrate acquisitions, and we may not be able to successfully divest certain businesses;
•we have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business;
•our senior notes do not impose any limitations on our ability to incur additional debt or protect against certain other types of transactions, and we may incur certain additional indebtedness under our credit agreement and CAD Note;
•each of our credit agreement and CAD Note imposes operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities;
•we may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful;
•our future capital needs may require that we seek to refinance our debt or obtain additional debt or equity financing, events that could have a negative effect on our business;
•our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly;
•repayment of our indebtedness is dependent on cash flow generated by our subsidiaries;
•a downgrade in our credit rating would impact us;
•the amount and frequency of our share repurchases and dividend payments may fluctuate;
•existing or new laws and regulations, or changes to enforcement or interpretation of existing laws or regulations, may prohibit, restrict or burden the sale of aftermarket, recycled, refurbished or remanufactured products;
•we are subject to environmental regulations and incur costs relating to environmental matters;
•if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our company and as a result may have a material adverse effect on the value of our common stock;
•we may be adversely affected by legal, regulatory or market responses to global climate change;
•our amended and restated bylaws provide that the courts in the State of Delaware are the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees;
•our effective tax rate could materially increase as a consequence of various factors, including U.S. and/or international tax legislation, applicable interpretations and administrative guidance, our mix of earnings by jurisdiction, and U.S. and foreign jurisdictional audits;
•if significant tariffs or other restrictions are placed on products or materials we import or any related counter-measures are taken by countries to which we export products, our revenue and results of operations may be materially harmed;
•governmental agencies may refuse to grant or renew our operating licenses and permits;
•the costs of complying with the requirements of laws pertaining to data privacy and cybersecurity of personal information and the potential liability associated with the failure to comply with such laws could materially adversely affect our business and results of operations;
•our employees are important to successfully manage our business and achieve our objectives;

•we operate in foreign jurisdictions, which exposes us to foreign exchange and other risks;
•our business may be adversely affected by union activities and labor and employment laws;
•we rely on information technology and communication systems in critical areas of our operations and a disruption relating to such technology and systems, including cybersecurity threats, could harm our business;
•business interruptions in our distribution centers or other facilities may affect our operations, the function of our computer systems, and/or the availability and distribution of merchandise, which may affect our business;
•if we experience problems with our fleet of trucks and other vehicles, our business could be harmed;
•we may lose the right to operate at key locations;
•activist investors could cause us to incur substantial costs, divert management’s attention, and have an adverse effect on our business; and
•we cannot assure you that our previously announced review of strategic alternatives will result in any transaction being consummated or any particular outcome being achieved, and speculation and uncertainty regarding the outcome of this review may adversely impact our business.

Contact:
Joseph P. Boutross - Vice President, Investor Relations
LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Income, with Supplementary Data
(In millions, except per share data)

	Three Months Ended December 31,
	2025		2024
		% of Revenue (1)		% of Revenue (1)	$ Change	% Change
Revenue	$3,312	100.0%	$3,226	100.0%	$86	2.7%
Cost of goods sold	2,057	62.1%	1,957	60.7%	100	5.1%
Gross margin	1,255	37.9%	1,269	39.3%	(14)	(1.1)%
Selling, general and administrative expenses	948	28.6%	885	27.4%	63	7.1%
Restructuring and transaction related expenses	9	0.3%	36	1.1%	(27)	(75.0)%
Impairment of goodwill	52	1.6%	—	—%	52	n/m
Depreciation and amortization	93	2.8%	89	2.8%	4	4.5%
Operating income	153	4.6%	259	8.0%	(106)	(40.9)%
Other expense (income):
Interest expense	54	1.6%	60	1.9%	(6)	(10.0)%
Interest income and other income, net	(6)	(0.2)%	(3)	(0.1)%	(3)	n/m
Total other expense, net	48	1.4%	57	1.8%	(9)	(15.8)%
Income from continuing operations before provision for income taxes	105	3.2%	202	6.3%	(97)	(48.0)%
Provision for income taxes	31	0.9%	55	1.7%	(24)	(43.6)%
Equity in earnings of unconsolidated subsidiaries	(1)	—%	(5)	(0.2)%	4	(80.0)%
Income from continuing operations	75	2.3%	152	4.7%	(77)	(50.7)%
Net (loss) income from discontinued operations	(9)	(0.3)%	5	0.2%	(14)	n/m
Net income	66	2.0%	157	4.9%	(91)	(58.0)%
Less: net income attributable to continuing noncontrolling interest	—	—%	1	—%	(1)	n/m
Net income attributable to LKQ stockholders	$66	2.0%	$156	4.8%	$(90)	(57.7)%

Basic earnings per share:
Income from continuing operations	$0.29		$0.58		$(0.29)	(50.0)%
Net (loss) income from discontinued operations	(0.03)		0.02		(0.05)	n/m
Net income	0.26		0.60		(0.34)	(56.7)%
Less: net income attributable to continuing noncontrolling interest	—		—		—	—%
Net income attributable to LKQ stockholders	$0.26		$0.60		$(0.34)	(56.7)%

Diluted earnings per share:
Income from continuing operations	$0.29		$0.58		$(0.29)	(50.0)%
Net (loss) income from discontinued operations	(0.03)		0.02		(0.05)	n/m
Net income	0.26		0.60		(0.34)	(56.7)%
Less: net income attributable to continuing noncontrolling interest	—		—		—	—%
Net income attributable to LKQ stockholders	$0.26		$0.60		$(0.34)	(56.7)%

Weighted average common shares outstanding:
Basic	255.9		259.6		(3.7)	(1.4)%
Diluted	256.0		259.9		(3.9)	(1.5)%
(1) The sum of the individual percentage of revenue components may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Income, with Supplementary Data
(In millions, except per share data)

	Year Ended December 31,
	2025		2024
		% of Revenue (1)		% of Revenue (1)	$ Change	% Change
Revenue	$13,651	100.0%	$13,823	100.0%	$(172)	(1.3)%
Cost of goods sold	8,386	61.4%	8,439	61.1%	(53)	(0.6)%
Gross margin	5,265	38.6%	5,384	38.9%	(119)	(2.2)%
Selling, general and administrative expenses	3,813	27.9%	3,758	27.2%	55	1.5%
Restructuring and transaction related expenses	42	0.3%	135	1.0%	(93)	(68.9)%
Impairment of goodwill	52	0.4%	—	—%	52	n/m
Depreciation and amortization	365	2.7%	346	2.5%	19	5.5%
Operating income	993	7.3%	1,145	8.3%	(152)	(13.3)%
Other expense (income):
Interest expense	224	1.6%	238	1.7%	(14)	(5.9)%
Interest income and other income, net	(31)	(0.2)%	(19)	(0.1)%	(12)	63.2%
Total other expense, net	193	1.4%	219	1.6%	(26)	(11.9)%
Income from continuing operations before provision for income taxes	800	5.9%	926	6.7%	(126)	(13.6)%
Provision for income taxes	204	1.5%	265	1.9%	(61)	(23.0)%
Equity in earnings of unconsolidated subsidiaries	(1)	—%	(8)	(0.1)%	7	(87.5)%
Income from continuing operations	597	4.4%	669	4.8%	(72)	(10.8)%
Net income from discontinued operations	11	0.1%	24	0.2%	(13)	(54.2)%
Net income	608	4.4%	693	5.0%	(85)	(12.3)%
Less: net income attributable to continuing noncontrolling interest	1	—%	3	—%	(2)	(66.7)%
Net income attributable to LKQ stockholders	$607	4.4%	$690	5.0%	$(83)	(12.0)%

Basic earnings per share:
Income from continuing operations	$2.32		$2.54		$(0.22)	(8.7)%
Net income from discontinued operations	0.04		0.09		(0.05)	(55.6)%
Net income	2.36		2.63		(0.27)	(10.3)%
Less: net income attributable to continuing noncontrolling interest	—		0.01		(0.01)	n/m
Net income attributable to LKQ stockholders	$2.36		$2.62		$(0.26)	(9.9)%

Diluted earnings per share:
Income from continuing operations	$2.31		$2.54		$(0.23)	(9.1)%
Net income from discontinued operations	0.04		0.09		(0.05)	(55.6)%
Net income	2.35		2.63		(0.28)	(10.6)%
Less: net income attributable to continuing noncontrolling interest	—		0.01		(0.01)	n/m
Net income attributable to LKQ stockholders	$2.35		$2.62		$(0.27)	(10.3)%

Weighted average common shares outstanding:
Basic	257.5		263.6		(6.1)	(2.3)%
Diluted	257.8		263.9		(6.1)	(2.3)%
(1) The sum of the individual percentage of revenue components may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets
(In millions, except per share data)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$319	$234
Receivables, net of allowance for credit losses	1,204	1,113
Inventories	3,426	3,183
Prepaid expenses and other current assets	299	328
Current assets of discontinued operations	—	48
Total current assets	5,248	4,906
Property, plant and equipment, net	1,452	1,409
Operating lease assets, net	1,332	1,256
Goodwill	5,414	5,174
Other intangibles, net	1,072	1,150
Equity method investments	170	169
Other noncurrent assets	449	376
Noncurrent assets of discontinued operations	—	515
Total assets	$15,137	$14,955
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,108	$1,797
Accrued expenses:
Accrued payroll-related liabilities	190	207
Refund liability	122	125
Other accrued expenses	344	346
Current portion of operating lease liabilities	253	222
Current portion of long-term obligations	32	38
Other current liabilities	88	92
Current liabilities of discontinued operations	—	35
Total current liabilities	3,137	2,862
Long-term operating lease liabilities, excluding current portion	1,145	1,093
Long-term obligations, excluding current portion	3,631	4,124
Deferred income taxes	331	386
Other noncurrent liabilities	332	341
Noncurrent liabilities of discontinued operations	—	117
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 1,000.0 shares authorized, 324.0 shares issued and 255.0 shares outstanding at December 31, 2025; 323.6 shares issued and 259.1 shares outstanding at December 31, 2024	3	3
Additional paid-in capital	1,581	1,556
Retained earnings	7,958	7,662
Accumulated other comprehensive loss	(57)	(417)
Treasury stock, at cost; 69.0 shares at December 31, 2025 and 64.5 shares at December 31, 2024	(2,948)	(2,787)
Total Company stockholders’ equity	6,537	6,017
Noncontrolling interest	24	15
Total stockholders’ equity	6,561	6,032
Total liabilities and stockholders’ equity	$15,137	$14,955

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES (1):
Net income	$608	$693
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	418	406
Impairment of goodwill	52	—
Stock-based compensation expense	34	30
Deferred income taxes	(75)	(34)
Other	32	83
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Receivables	(16)	(2)
Inventories	(49)	(253)
Other assets	(13)	(59)
Prepaid income taxes/income taxes payable	(8)	(15)
Accounts payable	156	251
Other liabilities	(75)	17
Operating lease assets and liabilities	(1)	4
Net cash provided by operating activities	1,063	1,121
CASH FLOWS FROM INVESTING ACTIVITIES (1):
Purchases of property, plant and equipment	(216)	(311)
Acquisitions, net of cash acquired	1	(49)
Proceeds from disposals of businesses, net of divested cash	397	(11)
Other investing activities, net	3	(35)
Net cash provided by (used in) investing activities	185	(406)
CASH FLOWS FROM FINANCING ACTIVITIES (1):
Borrowings under revolving credit facilities	1,510	1,312
Repayments under revolving credit facilities	(2,176)	(1,553)
Borrowings under term loans	140	—
Repayments under term loans	(140)	—
Repayments of other debt, net	(42)	(45)
Proceeds from issuance of Euro Notes (2031), net of unamortized bond discount	—	816
Repayment of Euro Notes (2024)	—	(547)
Dividends paid to LKQ stockholders	(310)	(318)
Purchase of treasury stock	(159)	(360)
Other financing activities, net	(14)	(51)
Net cash used in financing activities	(1,191)	(746)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	36	(29)
Net increase (decrease) in cash, cash equivalents and restricted cash	93	(60)
Cash, cash equivalents and restricted cash of continuing operations, beginning of period (2)	239	299
Add: Cash and cash equivalents of discontinued operations, beginning of period	—	—
Cash, cash equivalents and restricted cash of continuing and discontinued operations, beginning of period (2)	239	299
Cash, cash equivalents and restricted cash of continuing and discontinued operations, end of period (2)	332	239
Less: Cash and cash equivalents of discontinued operations, end of period	—	—
Cash, cash equivalents and restricted cash, end of period (2)	$332	$239
(1)    Amounts presented contain results from both continuing and discontinued operations.
(2)    For the periods ended December 31, 2025 and December 31, 2024, includes $13 million and $5 million of restricted cash included in Other noncurrent assets on the Unaudited Consolidated Balance Sheets, respectively.

The following unaudited tables compare certain third party revenue categories:

	Three Months Ended December 31,
(In millions)	2025	2024	$ Change	% Change
North America	$1,288	$1,296	$(8)	(0.6)%
Europe	1,556	1,507	49	3.2%
Specialty	377	349	28	7.8%
Parts and services	3,221	3,152	69	2.2%
North America	85	70	15	22.1%
Europe	6	4	2	27.7%
Other	91	74	17	22.4%
Total revenue	$3,312	$3,226	$86	2.7%

Revenue changes by category for the three months ended December 31, 2025 vs. 2024:

	Revenue Change Attributable to:
	Organic (1)	Acquisition and Divestiture	Foreign Exchange	Total Change (2)
North America	(0.7)%	0.1%	0.1%	(0.6)%
Europe	(4.8)%	0.3%	7.7%	3.2%
Specialty	7.8%	—%	—%	7.8%
Parts and services	(1.7)%	0.2%	3.7%	2.2%
North America	22.2%	—%	(0.2)%	22.1%
Europe	0.4%	17.9%	9.4%	27.7%
Other	20.8%	1.2%	0.5%	22.4%
Total revenue	(1.2)%	0.2%	3.7%	2.7%
(1) We define organic revenue growth as total revenue growth from continuing operations excluding the effects of acquisitions and divestitures (i.e., revenue generated from the date of acquisition to the first anniversary of that acquisition, net of reduced revenue due to the disposal of businesses) and foreign currency movements (i.e., impact of translating revenue at different exchange rates). Organic revenue growth includes incremental sales from both existing and new (i.e., opened within the last twelve months) locations and is derived from expanding business with existing customers, securing new customers and offering additional products and services. We believe that organic revenue growth is a key performance indicator as this statistic measures our ability to serve and grow our customer base successfully.

(2) The sum of the individual revenue change components may not equal the total percentage change due to rounding.

The following unaudited tables compare certain third party revenue categories:

	Year Ended December 31,
(In millions)	2025	2024	$ Change	% Change
North America	$5,329	$5,465	$(136)	(2.5)%
Europe	6,287	6,386	(99)	(1.5)%
Specialty	1,690	1,654	36	2.1%
Parts and services	13,306	13,505	(199)	(1.5)%
North America	321	297	24	8.2%
Europe	24	21	3	8.9%
Other	345	318	27	8.2%
Total revenue	$13,651	$13,823	$(172)	(1.3)%

Revenue changes by category for the year ended December 31, 2025 vs. 2024:

	Revenue Change Attributable to:
	Organic (1)	Acquisition and Divestiture	Foreign Exchange	Total Change (2)
North America	(2.3)%	0.2%	(0.3)%	(2.5)%
Europe	(4.3)%	(1.2)%	4.0%	(1.5)%
Specialty	2.3%	—%	(0.2)%	2.1%
Parts and services	(2.7)%	(0.5)%	1.7%	(1.5)%
North America	8.3%	—%	(0.2)%	8.2%
Europe	(4.4)%	8.9%	4.4%	8.9%
Other	7.4%	0.6%	0.2%	8.2%
Total revenue	(2.4)%	(0.5)%	1.7%	(1.3)%
(1) We define organic revenue growth as total revenue growth from continuing operations excluding the effects of acquisitions and divestitures (i.e., revenue generated from the date of acquisition to the first anniversary of that acquisition, net of reduced revenue due to the disposal of businesses) and foreign currency movements (i.e., impact of translating revenue at different exchange rates). Organic revenue growth includes incremental sales from both existing and new (i.e., opened within the last twelve months) locations and is derived from expanding business with existing customers, securing new customers and offering additional products and services. We believe that organic revenue growth is a key performance indicator as this statistic measures our ability to serve and grow our customer base successfully.

(2) The sum of the individual revenue change components may not equal the total percentage change due to rounding.

The following unaudited table compares revenue and Segment EBITDA by reportable segment:

	Three Months Ended December 31,				Year Ended December 31,
	2025		2024		2025		2024
(In millions)		% of Revenue		% of Revenue		% of Revenue		% of Revenue
Revenue
North America	$1,374		$1,366		$5,651		$5,763
Europe	1,562		1,511		6,311		6,407
Specialty	377		349		1,693		1,657
Eliminations	(1)		—		(4)		(4)
Total revenue	$3,312		$3,226		$13,651		$13,823
Segment EBITDA
North America	$174	12.7%	$226	16.5%	$814	14.4%	$940	16.3%
Europe	130	8.3%	152	10.1%	584	9.3%	634	9.9%
Specialty	17	4.5%	14	4.1%	111	6.5%	113	6.8%
Total Segment EBITDA	$321	9.7%	$392	12.1%	$1,509	11.1%	$1,687	12.2%

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. We calculate Segment EBITDA as Net Income excluding net income and loss attributable to noncontrolling interest; income and loss from discontinued operations; depreciation; amortization; interest; gains and losses on debt extinguishment; income tax expense; restructuring and transaction related expenses; change in fair value of contingent consideration liabilities; other gains and losses related to acquisitions, equity method investments, or divestitures; equity in losses and earnings of unconsolidated subsidiaries; equity investment fair value adjustments; impairment charges; and direct impacts of the Ukraine/Russia conflict. Our chief operating decision maker ("CODM"), who is our Chief Executive Officer, uses Segment EBITDA as the key measure of our segment profit or loss. The CODM uses Segment EBITDA to compare profitability among our segments and evaluate business strategies. This financial measure is included in the metrics used to determine incentive compensation for our senior management. We also consider Segment EBITDA to be a useful financial measure in evaluating our operating performance, as it provides investors, securities analysts and other interested parties with supplemental information regarding the underlying trends in our ongoing operations. Segment EBITDA includes revenue and expenses that are controllable by the segment. Corporate general and administrative expenses are allocated to the segments based on usage, with shared expenses apportioned based on the segment's percentage of consolidated revenue. Refer to the table on the following page for a reconciliation of net income to Segment EBITDA.

The following unaudited table reconciles Net Income to Segment EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2025	2024	2025	2024
Net income	$66	$157	$608	$693
Less: net income attributable to continuing noncontrolling interest	—	1	1	3
Net income attributable to LKQ stockholders	66	156	607	690
Less: net (loss) income from discontinued operations	(9)	5	11	24
Net income from continuing operations attributable to LKQ stockholders	75	151	596	666
Adjustments:
Depreciation and amortization	106	103	409	392
Interest expense, net of interest income	49	52	207	220
Provision for income taxes	31	55	204	265
Equity in earnings of unconsolidated subsidiaries	(1)	(5)	(1)	(8)
Equity investment fair value adjustments	—	—	(1)	2
Restructuring and transaction related expenses	9	36	42	135
Restructuring expenses - cost of goods sold	—	—	—	15
Direct impacts of Ukraine/Russia conflict (1)	—	—	1	—
Impairment of goodwill	52	—	52	—
Segment EBITDA	$321	$392	$1,509	$1,687

Net income from continuing operations attributable to LKQ stockholders as a percentage of revenue	2.2%	4.7%	4.4%	4.8%
Segment EBITDA as a percentage of revenue	9.7%	12.1%	11.1%	12.2%
(1) Adjustments include provisions for and subsequent adjustments to reserves for asset recoverability (primarily receivables and inventory).

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. See paragraph under the previous table (revenue and Segment EBITDA by reportable segment) for details on the calculation of Segment EBITDA.

Segment EBITDA should not be construed as an alternative to operating income, net income or net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report Segment EBITDA information calculate Segment EBITDA in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for performance relative to other companies.

The following unaudited table reconciles Net Income and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per Share, respectively:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2025	2024	2025	2024
Net income	$66	$157	$608	$693
Less: net income attributable to continuing noncontrolling interest	—	1	1	3
Net income attributable to LKQ stockholders	66	156	607	690
Less: net (loss) income from discontinued operations	(9)	5	11	24
Net income from continuing operations attributable to LKQ stockholders	75	151	596	666
Adjustments:
Amortization of acquired intangibles	36	38	144	149
Restructuring and transaction related expenses	9	36	42	135
Restructuring expenses - cost of goods sold	—	—	—	15
Direct impacts of Ukraine/Russia conflict (1)	—	—	1	—
Impairment of goodwill	52	—	52	—
Excess tax deficiency (benefit) from stock-based payments	—	—	1	(1)
Tax effect of adjustments	(22)	(23)	(59)	(70)
Adjusted net income (2)	$150	$202	$777	$894

Weighted average diluted common shares outstanding	256.0	259.9	257.8	263.9

Diluted earnings per share:
Reported (2)	$0.29	$0.58	$2.31	$2.53
Adjusted (2)	$0.59	$0.78	$3.01	$3.39
(1) Adjustments include provisions for and subsequent adjustments to reserves for asset recoverability (primarily receivables and inventory).
(2) Figures are for continuing operations attributable to LKQ stockholders.

We have presented Adjusted Net Income and Adjusted Diluted Earnings per Share as we believe these measures are useful for evaluating the core operating performance of our continuing business across reporting periods and in analyzing our historical operating results. We define Adjusted Net Income and Adjusted Diluted Earnings per Share as Net Income and Diluted Earnings per Share adjusted to eliminate the impact of net income and loss attributable to noncontrolling interest, income and loss from discontinued operations, restructuring and transaction related expenses, amortization expense related to all acquired intangible assets, gains and losses on debt extinguishment, changes in fair value of contingent consideration liabilities, other gains and losses related to acquisitions, equity method investments, or divestitures, impairment charges, direct impacts of the Ukraine/Russia conflict, excess tax benefits and deficiencies from stock-based payments and any tax effect of these adjustments. The tax effect of these adjustments is calculated using the effective tax rate for the applicable period or for certain discrete items the specific tax expense or benefit for the adjustment. Given the variability and volatility of the amount of related transactions in a particular period, management believes that these costs are not core operating expenses and should be adjusted in our calculation of Adjusted Net Income. Our adjustment of the amortization of all acquisition-related intangible assets does not exclude the amortization of other assets, which represents expense that is directly attributable to ongoing operations. Management believes that the adjustment relating to amortization of acquisition-related intangible assets supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. The acquired intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. These financial measures are used by management in its decision making and overall evaluation of our operating performance and are included in the metrics used to determine incentive compensation for our senior management. Adjusted Net Income and Adjusted Diluted Earnings per Share should not be construed as alternatives to Net Income or Diluted Earnings per Share as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report measures similar to

Adjusted Net Income and Adjusted Diluted Earnings per Share calculate such measures in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table reconciles Forecasted Net Income and Diluted Earnings per Share to Forecasted Adjusted Net Income and Adjusted Diluted Earnings per Share, respectively:

	Forecasted
	Fiscal Year 2026
(In millions, except per share data)	Minimum Outlook	Maximum Outlook
Net income (1)	$600	$677
Adjustments:
Amortization of acquired intangibles	128	128
Restructuring and transaction related expenses	65	65
Tax effect of adjustments	(51)	(51)
Adjusted net income (1)	$742	$819

Weighted average diluted common shares outstanding	255.6	255.6

Diluted earnings per share:
Reported (1)	$2.35	$2.65
Adjusted (1)	$2.90	$3.20
(1) Actuals and outlook figures are for continuing operations attributable to LKQ stockholders.

We have presented forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share in our financial outlook. Refer to the discussion of Adjusted Net Income and Adjusted Diluted Earnings per Share for details on the calculation of these non-GAAP financial measures. In the calculation of forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share, we included estimates of net income, amortization of acquired intangibles for the full fiscal year 2026, restructuring expenses under approved plans, and the related tax effect.

The following unaudited table reconciles Forecasted Net Cash Provided by Operating Activities to Forecasted Free Cash Flow:

	Forecasted
	Fiscal Year 2026
(In millions)	Minimum Outlook	Maximum Outlook
Net cash provided by operating activities	$900	$1,100
Less: purchases of property, plant and equipment	200	250
Free cash flow	$700	$850

We have presented forecasted free cash flow in our financial outlook. Refer to the paragraph above for details on the calculation of free cash flow.

The following unaudited tables reconciles Net Cash Provided by Operating Activities to Free Cash Flow:

	Year Ended December 31,
(In millions)	2025	2024
Net cash provided by operating activities	$1,063	$1,121
Less: purchases of property, plant and equipment	216	311
Free cash flow (1)	$847	$810
(1)For the years ended December 31, 2025 and 2024, Self Service contributed approximately $50 million and $40 million, respectively, of free cash flow.

We have presented free cash flow solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our liquidity. We calculate free cash flow as net cash provided by operating activities, less purchases of property, plant and equipment. We believe free cash flow provides insight into our liquidity and provides useful information to management and investors concerning our cash flow available to meet future debt service obligations and working capital requirements, make strategic acquisitions, pay dividends and repurchase stock. We believe free cash flow is used by investors, securities analysts and other interested parties in evaluating the liquidity of other companies, many of which present free cash flow when reporting their results. This financial measure is included in the metrics used to determine incentive compensation for our senior management.

Free cash flow should not be construed as an alternative to net cash provided by operating activities as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report free cash flow information calculate this metric in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for performance relative to other companies.